Exhibit 99.1
Booking Holdings Reports Financial Results for 4th Quarter and Full-Year 2018

NORWALK, CT - February 27, 2019. . . Booking Holdings Inc. (NASDAQ: BKNG) today reported its 4th quarter and full-year 2018 financial results. Fourth quarter gross travel bookings for Booking Holdings Inc. (the "Company", "Booking Holdings," "we," "our" or "us"), which refers to the total dollar value, generally inclusive of taxes and fees, of all travel services booked by its customers, net of cancellations, were $19.6 billion, an increase of 9% over a year ago (approximately 13% on a constant-currency basis).
Booking Holdings' total revenues for the 4th quarter were $3.2 billion, as compared to gross profit of $2.8 billion in the 4th quarter of 2017, a 16% increase from the prior year (approximately 21% on a constant-currency basis). Net income in the 4th quarter was $646 million, or $13.86 per share, including before tax amounts of approximately $474 million of net unrealized losses on marketable equity securities, pursuant to the adoption of a new accounting update effective for periods beginning after December 31, 2017, and a $48 million income tax benefit primarily due to the one-time transitional tax on mandatory deemed repatriation of accumulated unremitted international earnings as a result of the U.S. Tax Cuts and Jobs Act (“Tax Act”) enacted in December 2017.
The $555 million, or $11.41 net loss per share in the 4th quarter of 2017 included $1.3 billion of provisional net income tax expense recorded pursuant to the Tax Act. The provisional net income tax expense was comprised of approximately $1.6 billion of income tax expense related to the mandatory deemed repatriation of estimated accumulated unremitted international earnings, partially offset by a net income tax benefit of approximately $217 million related to the remeasurement of the Company's U.S. deferred income tax assets and liabilities due to the reduction of the U.S. federal statutory tax rate from 35% to 21%.
Non-GAAP net income in the 4th quarter of 2018 was $1.0 billion, a 25% increase versus the prior year. Non-GAAP net income was $22.49 per diluted share, a 33% increase compared to $16.86 per diluted share a year ago. Adjusted EBITDA for the 4th quarter of 2018 was $1.3 billion, a 17% increase versus a year ago. Non-GAAP net income and adjusted EBITDA for the 4th quarter of 2018 exclude the net unrealized losses on marketable equity securities of approximately $474 million before tax. In addition, Non-GAAP net income for the 4th quarter of 2018 and 2017 excludes the $48 million income tax benefit and $1.3 billion income tax expense, respectively, related to the Tax Act, as mentioned above. The section below entitled "Non-GAAP Financial Measures" provides definitions and information about the use of non-GAAP financial measures in this press release, and the attached financial and statistical supplement reconciles non-GAAP financial results with Booking Holdings' financial results under GAAP.
For the full-year 2018, Booking Holdings had gross travel bookings of $92.7 billion, a 14% increase compared to 2017 (approximately 13% on a constant-currency basis). Booking Holdings' total revenues in 2018 were $14.5 billion, as compared to gross profit of $12.4 billion in 2017, a 17% increase from the prior year (approximately 16% on a constant-currency basis). International operations contributed full-year revenues of $13.0 billion, a 17% increase versus the prior year (approximately 17% on a constant-currency basis).
Non-GAAP net income for the full-year 2018 was $4.4 billion, a 16% increase versus the prior year. Non-GAAP net income was $92.59 per diluted share, a 20% increase compared to $77.03 per diluted share a year ago. Adjusted EBITDA for 2018 was $5.7 billion, an 18% increase over the prior year. Non-GAAP net income and adjusted EBITDA for the full-year 2018 exclude net unrealized losses on marketable equity securities of approximately $367 million before tax. In addition, Non-GAAP net income for the 4th quarter of 2018 and 2017 excludes the $48 million income tax benefit and $1.3 billion income tax expense, respectively, related to the Tax Act, as mentioned above.
"2018 was a good year for Booking Holdings as we met many important financial and strategic goals," said Glenn Fogel, Chief Executive Officer of Booking Holdings. "In 2018, we achieved a new milestone exceeding three-

quarters of a billion total booked room nights and produced strong year-over-year growth across our key financial metrics." Looking forward, Mr. Fogel said, "I am excited about the investments we are making in 2019 as we position the Company for long-term growth."

Current Revenue Recognition Standard
Effective January 1, 2018, the Company adopted Accounting Standards Update 2014-09 ("Current Revenue Standard"). Under the Current Revenue Standard, the Company recognizes substantially all of its revenue at check-in, rather than at check-out, as it had in the past under the previous revenue accounting standard ("Previous Revenue Standard"). In addition, revenues from Name Your Own Price® transactions are now presented on a net basis, with the amounts remitted to the travel service providers reported as a reduction of merchant revenues. Therefore, the Company no longer presents cost of revenues or gross profit. Total revenues for the 4th quarter of 2018 under the Current Revenue Standard were approximately 5% higher than what gross profit for the 4th quarter of 2018 would have been if reported under the Previous Revenue Standard.
The year-over-year growth rates for 2018 compare total revenues in 2018 to gross profit in 2017. The adoption of the Current Revenue Standard, also had approximately a 5% favorable impact on the growth rate when comparing total revenues for the 4th quarter of 2018 under the Current Revenue Standard to gross profit for the 4th quarter of 2017 reported under the Previous Revenue Standard.

Booking Holdings' guidance for the 1st quarter and the full year of 2019

Guidance for the 1st quarter is as follows:

(U.S. Dollars in millions, except per share amounts)	Guidance Ranges
Metrics	Low	High
Year over year growth - Room nights booked	6%	8%
Year over year growth - Total gross travel bookings	(1)%	1%
Year over year growth - Total gross travel bookings (constant currency)	5%	7%

GAAP
Year over year growth - Revenue	(2)%	—%
Net income(1)(3)	$450	$465
Net income per diluted share(2)(3)	$9.90	$10.20

Non-GAAP
Year over year growth - Revenue	(1)%	1%
Year over year growth - Revenue (constant currency)	5%	7%
Non-GAAP Net income(1)	$495	$510
Non-GAAP Net income per diluted share(2)	$10.90	$11.20
Adjusted EBITDA	$680	$700

(1) Assumes an estimated effective tax rate for the 1st quarter of 2019 of approximately 18%.
(2) Assumes a fully diluted share count of approximately 45.6 million shares.
(3) Guidance for the 1st quarter of 2019 for GAAP net income and net income per diluted share exclude the impact of unrealized gains and losses on marketable equity securities which are not predictable.

Non-GAAP adjustments for amortization expense of intangible assets, non-cash interest expense related to the amortization of debt discount and the tax impact of these non-GAAP adjustments are expected to increase non-GAAP net income over GAAP net income by approximately $45 million in the 1st quarter 2019, before considering the impact of unrealized gains or losses on marketable equity securities, which are not predictable.
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is comprised of GAAP net income excluding depreciation and amortization expense, interest income, interest expense, unrealized gains and losses on marketable equity securities and income tax expense. Adjusted EBITDA is estimated to be higher than GAAP net income by approximately $230 million to $235 million in the 1st quarter of 2019, before considering the impact of unrealized gains or losses on marketable equity securities, which are not predictable.
For the full year 2019, we currently expect our non-GAAP net income per diluted share, on a constant currency basis, to grow year-over-year in the low double digits.
A full reconciliation of non-GAAP net income guidance, adjusted EBITDA guidance and non-GAAP net income per diluted share on a constant currency basis guidance to GAAP net income and GAAP net income per diluted share is not provided because elements of the GAAP measures, such as foreign exchange rates and unrealized gains or losses on marketable equity securities, cannot be reliably predicted or estimated and could be significant. Accordingly, a full reconciliation cannot be given without unreasonable effort.

Non-GAAP Financial Measures
The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operating results.
To supplement the Consolidated Financial Statements, the Company uses the following non-GAAP financial measures: Non-GAAP total revenues, adjusted EBITDA, non-GAAP net income, non-GAAP net income per share and free cash flow (net cash provided by operating activities less capital expenditures). The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
The Company uses non-GAAP financial measures for financial and operational decision-making and as a basis to evaluate performance and set targets for employee compensation programs. The Company believes that these non-GAAP financial measures are useful for analysts and investors to evaluate the Company's ongoing operating performance because they facilitate comparison of the Company's results for the current period and projected next-period results to those of prior periods and to those of its competitors (though other companies may calculate similar non-GAAP financial measures differently from those calculated by the Company). These non-GAAP financial measures, in particular adjusted EBITDA, non-GAAP net income and free cash flow are not intended to represent funds available for Booking Holdings' discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flow from operations as measured under GAAP. The items excluded from these non-GAAP measures, but included in the calculation of their closest GAAP equivalent, are significant components of the Company's consolidated statements of operations and cash flows and must be considered in performing a comprehensive assessment of overall financial performance.

Non-GAAP net income is net income with the following adjustments:

•
excludes the impact, if any, of significant charges or benefits associated with judgments, rulings, settlements and/or certain adjustments related to prior periods arising from travel transaction tax (e.g., hotel occupancy taxes, excise taxes, sales taxes, etc.) proceedings or other litigation or obligations, such as net travel transaction tax-related charges of $21 million and $24 million, recorded in General and administrative expense in the 4th quarter of 2018 and the 3rd quarter of 2018, respectively, and Interest income of $2 million recorded in the 3rd quarter of 2018.

•
excludes the impact of significant loyalty program adjustments, such as the favorable $27 million adjustment to total revenues in the 1st quarter of 2018 related to changes introduced in that same quarter to OpenTable’s loyalty program,

•	excludes amortization expense of intangible assets,

•	excludes the impact, if any, of significant charges related to the impairment of goodwill or intangible assets,

•	excludes non-cash interest expense related to the amortization of debt discount and gains or losses on early extinguishment of debt, if any, related to our convertible debt,

•	excludes the impact, if any, of significant gains or losses on the sale of cost-method investments and significant charges related to other-than-temporary impairments of such investments,

•	excludes unrealized gains and losses on marketable equity securities, if any, which are recognized in net income (beginning in the 1st quarter of 2018),

•	excludes the $48 million income tax benefit and $1.3 billion net income tax expense recorded in the 4th quarter of 2018 and 2017, respectively, related to the Tax Act, and

•	the income tax impact of the non-GAAP adjustments mentioned above.
In addition to the adjustments listed above regarding non-GAAP net income, adjusted EBITDA excludes depreciation expense, interest income, interest expense and income tax expense.
We evaluate certain operating and financial measures on both an as-reported and constant-currency basis.  We calculate constant currency by converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period monthly average exchange rates rather than the current-year period monthly average exchange rates.
The attached financial and statistical supplement includes reconciliations of our financial results under GAAP to non-GAAP financial information for the three and twelve months ended December 31, 2018 and 2017.

Information About Forward-Looking Statements
This press release contains forward-looking statements, including information providing guidance of expected future period financial performance. These forward-looking statements reflect the views of the Company's management regarding current expectations and projections about future events and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, "may," "will," "should," "could," "aims," "seeks," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," and "continue," reflecting something other than historical fact are intended to identify forward-looking statements.
The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements:
-- adverse changes in general market conditions for travel services, including the effects of macroeconomic conditions, terrorist attacks, natural disasters, health concerns, civil or political unrest or other events outside our control;
-- the effects of increased competition;
-- fluctuations in foreign exchange rates and other risks associated with doing business in multiple currencies;
-- our ability to successfully manage our growth and expand our global business;
-- our ability to respond to and keep up with the rapid pace of technological and market changes;
-- our performance marketing efficiency and the general effectiveness of our marketing efforts;
-- IT systems-related failures, data privacy risks and obligations, and/or security breaches;
-- any change by our search and meta-search partners in how they present travel search results or conduct their auctions for search placement in a manner that is competitively disadvantageous to us;
-- any write-downs or impairments of goodwill or intangible assets related to acquisitions or investments;
-- adverse changes in relationships with travel service providers and restaurants;
-- our ability to attract and retain qualified personnel; and
-- tax, legal and regulatory risks.
For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequently filed Quarterly Reports on Form 10-Q. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Booking Holdings Inc.
Booking Holdings (NASDAQ: BKNG) is the world leader in online travel and related services, provided to consumers and partners in over 220 countries and territories through six primary brands-Booking.com, KAYAK, priceline, agoda.com, Rentalcars.com and OpenTable. The mission of Booking Holdings is to help people experience the world.

For more information, visit BookingHoldings.com and follow us on Twitter @BookingHoldings.

###
For Press Information: Leslie Cafferty (203) 299-8128 leslie.cafferty@bookingholdings.com
For Investor Relations: Michael Noonan (203) 299-8489 michael.noonan@bookingholdings.com

Booking Holdings Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$2,624	$2,542
Short-term investments in marketable securities	3,660	4,860
Accounts receivable, net of allowance for doubtful accounts of $61 and $39, respectively	1,523	1,218
Prepaid expenses and other current assets	600	415
Total current assets	8,407	9,035
Property and equipment, net	656	480
Intangible assets, net	2,125	2,177
Goodwill	2,910	2,738
Long-term investments	8,408	10,873
Other assets	181	148
Total assets	$22,687	$25,451

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,134	$668
Accrued expenses and other current liabilities	1,399	1,139
Deferred merchant bookings	1,022	980
Convertible debt	—	711
Total current liabilities	3,555	3,498
Deferred income taxes	370	481
Long-term U.S. transition tax liability	1,166	1,251
Other long-term liabilities	162	147
Long-term debt	8,649	8,810
Total liabilities	13,902	14,187

Commitments and Contingencies
Convertible debt	—	3

Stockholders' equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 62,948,762 and 62,689,097 shares issued, respectively	—	—
Treasury stock, 17,317,126 and 14,216,819 shares, respectively	(14,711)	(8,699)
Additional paid-in capital	5,445	5,783
Retained earnings	18,367	13,939
Accumulated other comprehensive income (loss)	(316)	238
Total stockholders' equity	8,785	11,261
Total liabilities and stockholders' equity	$22,687	$25,451

Booking Holdings Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Agency revenues	$2,259	$2,073	$10,480	$9,714
Merchant revenues	701	509	2,987	2,133
Advertising and other revenues	253	221	1,060	834
Total revenues	3,213	2,803	14,527	12,681
Cost of revenues		40		242
Gross profit		2,763		12,439
Operating expenses:
Performance marketing	885	796	4,447	4,161
Brand marketing	124	98	509	435
Sales and other expenses	218	134	830	517
Personnel, including stock-based compensation of $101, $69, $317 and $261, respectively	484	440	2,042	1,660
General and administrative	194	155	699	576
Information technology	56	56	233	189
Depreciation and amortization	109	98	426	363
Total operating expenses	2,070	1,777	9,186	7,901
Operating income	1,143	986	5,341	4,538
Other income (expense):
Interest income	46	47	187	157
Interest expense	(66)	(71)	(269)	(254)
Net unrealized losses on marketable equity securities	(474)	—	(367)	—
Impairment of investments	—	(8)	—	(8)
Foreign currency transactions and other	(17)	(12)	(57)	(34)
Total other expense	(511)	(44)	(506)	(139)
Earnings before income taxes	632	942	4,835	4,399
Income tax (benefit) expense	(14)	1,497	837	2,058
Net income (loss)	$646	$(555)	$3,998	$2,341
Net income (loss) applicable to common stockholders per basic common share	$14.00	$(11.41)	$84.26	$47.78
Weighted-average number of basic common shares outstanding (in 000's)	46,136	48,679	47,446	48,994
Net income (loss) applicable to common stockholders per diluted common share	$13.86	$(11.41)	$83.26	$46.86
Weighted-average number of diluted common shares outstanding (in 000's)	46,589	48,679	48,017	49,954

Booking Holdings Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2018	2017	2016
OPERATING ACTIVITIES:
Net income	$3,998	$2,341	$2,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	248	187	140
Amortization	178	176	169
Provision for uncollectible accounts	163	62	46
Deferred income tax benefit	(150)	(32)	(112)
Net unrealized losses on marketable equity securities	367	—	—
Stock-based compensation expense and other stock-based payments	331	261	250
Amortization of debt issuance costs	7	9	8
Amortization of debt discount	52	70	69
Loss on early extinguishment of debt	—	2	—
Impairment of goodwill	—	—	941
Impairment of investments	—	8	63
Excess tax benefits on stock-based awards and other equity deductions	—	—	61
Contingent consideration fair value adjustment	19	—	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(319)	(270)	(284)
Prepaid expenses and other current assets	(201)	(124)	5
Accounts payable, accrued expenses and other current liabilities	635	687	514
Long-term U.S. transition tax liability	40	1,251	—
Other long-term assets and liabilities	(30)	34	(21)
Net cash provided by operating activities	5,338	4,662	3,984

INVESTING ACTIVITIES:
Purchase of investments	(2,686)	(6,941)	(6,748)
Proceeds from sale of investments	5,616	3,580	3,684
Additions to property and equipment	(442)	(288)	(220)
Acquisitions and other investments, net of cash acquired	(273)	(553)	(1)
Acquisition of land-use rights	—	—	(48)
Net cash provided by (used in) investing activities	2,215	(4,202)	(3,333)

FINANCING ACTIVITIES:
Proceeds from short-term borrowing	25	—	—
Proceeds from the issuance of long-term debt	—	2,045	995
Payments for conversion of senior notes	(1,487)	(286)	—
Repayment of debt	—	(15)	—
Payments for repurchase of common stock	(5,971)	(1,828)	(1,012)
Proceeds from exercise of stock options	2	5	16
Net cash used in financing activities	(7,431)	(79)	(1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(40)	100	(46)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	82	481	604
Total cash and cash equivalents and restricted cash and cash equivalents, beginning of period	2,563	2,082	1,478
Total cash and cash equivalents and restricted cash and cash equivalent, end of period	$2,645	$2,563	$2,082

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$1,169	$702	$637
Cash paid during the period for interest	$219	$155	$126
Non-cash operating and financing activity for an acquisition	$51	$—	$—
Non-cash investing and financing activity for an acquisition	$59	$—	$—

Booking Holdings Inc.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In millions, except share and per share data)(1)

RECONCILIATION OF TOTAL REVENUES / GROSS PROFIT TO NON-GAAP TOTAL REVENUES / GROSS PROFIT		Three Months Ended December 31,		Year Ended December 31,
		2018	2017	2018	2017
	Total Revenues/Gross Profit	$3,213	$2,763	$14,527	$12,439

(a)	Adjustment to loyalty program liability	—	—	(27)	—

	Non-GAAP Total Revenues/Gross Profit	$3,213	$2,763	$14,500	$12,439

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA		Three Months Ended December 31,		Year Ended December 31,
		2018	2017	2018	2017
	Net income (loss)	$646	$(555)	$3,998	$2,341

(a)	Adjustment to loyalty program liability	—	—	(27)	—
(b)	Net travel transaction tax charge (benefit)	21	(12)	45	(12)
(c)	Litigation settlement	—	19	—	19
(d)	Depreciation and amortization	109	98	426	363
(d)	Interest income	(46)	(47)	(187)	(157)
(d)	Interest expense	66	71	269	254
(e)	Net unrealized losses on marketable equity securities	474	—	367	—
(f)	Loss on early extinguishment of debt	—	1	—	2
(d)	Income tax expense	(14)	1,497	837	2,058

	Adjusted EBITDA	$1,257	$1,071	$5,729	$4,867

	Adjusted EBITDA as a % of Non-GAAP Total Revenues/Gross Profit	39.1%	38.8%	39.5%	39.1%

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED COMMON SHARE		Three Months Ended December 31,		Year Ended December 31,
		2018	2017	2018	2017
	Net income (loss)	$646	$(555)	$3,998	$2,341

(a)	Adjustment to loyalty program liability	—	—	(27)	—
(b)	Net travel transaction tax charge (benefit)	21	(12)	45	(12)
(c)	Litigation settlement	—	19	—	19
(g)	Amortization of intangible assets	42	46	178	176
(f)	Debt discount amortization related to convertible debt	11	16	47	65
(b)	Interest income	—	—	(2)	—
(e)	Net unrealized losses on marketable equity securities	474	—	367	—
(f)	Loss on early extinguishment of debt	—	1	—	2
(h)	Provisional net income tax impact of the Tax Act	(48)	1,346	(48)	1,346
(i)	Tax impact of Non-GAAP adjustments	(99)	(25)	(111)	(89)

	Non-GAAP Net income	$1,048	$836	$4,446	$3,848

	GAAP weighted-average number of diluted common shares outstanding ('000)	46,589	49,569	48,017	49,954

	Non-GAAP Net income per diluted common share	$22.49	$16.86	$92.59	$77.03

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW		Three Months Ended December 31,		Year Ended December 31,
		2018	2017	2018	2017
	Net cash provided by operating activities	$1,084	$1,174	$5,338	$4,662

(j)	Additions to property and equipment	(86)	(64)	(442)	(288)

	Free cash flow	$997	$1,109	$4,896	$4,374

	Free cash flow as a % of Non-GAAP Total Revenues/Gross Profit	31.0%	40.2%	33.8%	35.2%

(1) Amounts may not total due to rounding

Notes:
(a)	Favorable adjustment to OpenTable's loyalty program liability related to changes introduced in the 1st quarter of 2018 to the program.
(b)
Adjustments related to prior period travel transaction taxes (including estimated interest and penalties, where applicable) of approximately $21 million for the three months ended December 31, 2018, and $51 million for the twelve months ended December 31, 2018, which are recorded in General and administrative expenses. Reversals of $6 million and $12 million were recorded in the twelve months ended December 31, 2018 and 2017, respectively, related to favorable judgments in unrelated tax proceedings, which are recorded in General and administrative expenses. Additionally, Interest income of approximately $2 million was recorded related to the favorable ruling for the twelve months ended December 31, 2018. These adjustments are excluded from Net income (loss) to calculate Non-GAAP Net income and Adjusted EBITDA.

(c)	Adjustment for patent litigation settlement expense which is recorded in General and administrative expenses and excluded from Net income (loss) to calculate Non-GAAP Net income and Adjusted EBITDA.
(d)	Amounts are excluded from Net income (loss) to calculate Adjusted EBITDA.
(e)	Net unrealized gains or losses on marketable equity securities are excluded from Net income to calculate Non-GAAP Net income and Adjusted EBITDA.
(f)
Non-cash interest expense related to the amortization of debt discount and loss on early extinguishment of debt are recorded in Interest expense and Foreign currency transactions and other, respectively. Non-cash interest expense is excluded from Net income (loss) to calculate Non-GAAP net income. Loss on early extinguishment of debt is excluded from Net income to calculate Non-GAAP Net income and Adjusted EBITDA.

(g)	Amortization of intangible assets is recorded in Depreciation and amortization expense and excluded from Net income (loss) to calculate Non-GAAP Net income.
(h)
The Company recorded income tax benefits to adjust its provisional income tax expense recorded in 2017 relating to the federal one-time deemed repatriation liability and to adjust the remeasurement of U.S. deferred tax assets and liabilities due to the reduction of the U.S. federal statutory tax rate as a result of the Tax Act. This adjustment is excluded from Net income (loss) to calculate Non-GAAP Net income.

(i)	Reflects the tax impact of Non-GAAP adjustments and is excluded from Net income (loss) to calculate Non-GAAP net income.
(j)	Additions to property and equipment are included in the calculation of Free cash flow.

For a more detailed discussion of the adjustments described above, please see the section in our press release entitled "Non-GAAP Financial Measures" which provides a definition and information about the use of non-GAAP financial measures.

Booking Holdings Inc.
Statistical Data
In millions(1)
(Unaudited)

Gross Bookings(2)	4Q16	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18
Agency	$12,978	$18,140	$17,947	$18,594	$15,015	$20,576	$19,090	$19,024	$15,230
Merchant	2,134	2,546	2,850	3,168	2,965	4,434	4,807	5,250	4,322
Total	$15,112	$20,687	$20,797	$21,762	$17,980	$25,009	$23,896	$24,274	$19,552

Year/Year Growth
Agency	25.5%	24.8%	16.8%	18.0%	15.7%	13.4%	6.4%	2.3%	1.4%
Merchant	27.8%	20.2%	14.3%	17.2%	39.0%	74.1%	68.6%	65.7%	45.8%
Total	25.8%	24.2%	16.4%	17.9%	19.0%	20.9%	14.9%	11.5%	8.7%
Constant Currency	28%	27%	19%	16%	14%	12%	11%	14%	13%

Units Sold	4Q16	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18
Room Nights	130	174	170	178	152	197	191	201	171
Year/Year Growth	31.0%	27.4%	21.0%	18.6%	16.8%	13.2%	12.0%	13.4%	13.0%

Rental Car Days	14	19	21	19	15	19	21	19	15
Year/Year Growth	14.4%	15.4%	11.7%	5.5%	5.4%	0.6%	1.0%	(0.1)%	(0.6)%

Airline Tickets	2	2	2	2	2	2	2	2	2
Year/Year Growth	(4.3)%	(2.1)%	(8.7)%	(11.8)%	3.1%	1.9%	5.3%	9.2%	(1.3)%

	4Q16	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18
Gross Profit/Total Revenues (2018) (3)(4)	$2,281	$2,339	$2,957	$4,380	$2,763	$2,928	$3,537	$4,849	$3,213
Year/Year Growth (4)	21.1%	15.5%	21.5%	22.0%	21.1%	25.2%	19.6%	10.7%	16.3%
Constant Currency (4)	24%	17%	24%	19%	17%	18%	16%	13%	21%

(1) Amounts may not total due to rounding.

(2) Gross bookings is an operating and statistical metric that captures the total dollar value, generally inclusive of taxes and fees, of all travel services booked by our customers, net of cancellations.

(3) For periods ending prior to January 1, 2018, gross profit has been adjusted to reflect the reclassification of certain prior period expenses from "cost of revenues" to "sales and other expense" to conform to the current period presentation.

(4) For periods beginning after December 31, 2017, the Company records amounts remitted to travel service providers as a reduction to merchant revenues and therefore no longer presents cost of revenues or gross profit. The year over year growth rate compares total revenues in 2018 reported under the Current Revenue Standard to gross profit in 2017 reported under the Previous Revenue Standard.